Exhibit 10.20

EXECUTIVE SEVERANCE AGREEMENT

                        , 2001

Vahé Sarkissian
15898 NW Clairmont Drive
Portland, OR 97229	Executive

FEI Company
an Oregon corporation
7451 NW Evergreen Parkway
Hillsboro, Oregon 97124-5830	FEI

FEI considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of FEI and its shareholders.  In this connection, FEI recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of FEI and its shareholders.  In order to induce Executive to remain employed by FEI in the face of uncertainties about the long-term strategies of FEI and possible change of control of FEI and their potential impact on Executive’s position with FEI, this Executive Severance Agreement (“Agreement”), which has been approved by the Board of Directors of FEI, sets forth the severance benefits that FEI will provide to Executive in the event Executive’s employment by FEI is terminated under the circumstances described in this Agreement.

1.             Employment Relationship.  Executive is currently employed by FEI as President and Chief Executive Officer.  Executive and FEI acknowledge that either party may terminate this employment relationship at any time and for any or no reason, subject to the obligation of FEI to provide the severance benefits specified in this Agreement in accordance with the terms hereof.

2.             Release of Claims.  In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the appropriate form attached as Exhibit A (“Release of Claims”).  Executive promises to execute and deliver the Release of Claims to FEI within the later of (a) 45 days from the date Executive receives the Release of Claims or (b) the last day of Executive’s active employment.

3.             Compensation Upon Termination.  In the event of a Termination of Executive’s Employment (as defined in Section 7.1) at any time other than for Cause (as defined in Section 7.2 of this Agreement), death or Disability (as defined in Section 7.4 of this Agreement), and contingent upon Executive’s execution of the Release of Claims and compliance with Section 7, Executive shall be entitled to the following benefits:

3.1           Base Pay.  As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, FEI shall pay Executive, in a single payment after employment has ended and eight days have passed following execution of the Release of Claims without revocation, an amount in cash equal to three years of Executive’s annual base pay at the rate in effect immediately prior to the date of termination.

3.2           Health Insurance.  Pursuant to COBRA, a federal law, Executive is entitled to extend coverage under any group health plan in which Executive and Executive’s dependents are enrolled at the time of termination of employment.  FEI will pay Executive a lump sum payment in an amount equivalent to two times (2x) the reasonably estimated cost Executive may incur to extend for a period of 18 months under the COBRA continuation laws Executive’s group health and dental plan coverage in effect at the time of termination.  Executive may use this payment for such COBRA continuation coverage or for any other purpose.

3.3           Bonus.  Executive shall be entitled to receive an amount equal to 100% of the Executive’s target benefit for the year in which Termination occurs under annual cash incentive plans in effect at the time of termination (less amounts previously paid).  The amount payable pursuant to Section 3.3 shall be paid on the same date that the Section 3.1 payment is payable.

3.4           Life Insurance.  For a period of three years following Termination of Executive’s Employment, FEI shall maintain in full force and effect, at its sole cost and expense, for Executive’s continued benefit, any life insurance policy insuring Executive’s life in effect immediately prior to termination, provided that Executive’s continued participation is possible under the general terms and provisions of such policy.  At Executive’s election or in the event that Executive’s continued participation in such policy is barred, FEI shall make a lump sum payment to Executive equal to the total premiums that would have been paid by FEI for such three-year period.  The maximum amount that FEI shall be obligated to pay pursuant to this Section 3.4 in premiums and payments to Executive shall be $5,000.

3.5           Stock Options and Restricted Stock.  All outstanding stock options held by Executive under all stock option and stock incentive plans of FEI shall become immediately exercisable in full and shall remain exercisable until the earlier of (a) three years after termination of employment or (b) the option expiration date as set forth in the applicable option agreement.  All vesting requirements and repurchase rights of FEI under all outstanding restricted stock awards held by the Executive shall immediately terminate.

4.             Additional Compensation Upon Termination Following A Change of Control; Excise Tax.  In the event of a Termination of Executive’s Employment (as defined in Section 7.1 of this Agreement) other than for Cause (as defined in Section 7.2 of this Agreement), death or Disability (as defined in Section 7.4 of this Agreement) within 18 months following a Change of Control (as defined in Section 7.3 of this Agreement), or prior to a Change of Control at the direction of a person who has entered into an agreement with FEI, the consummation of which will constitute a Change of Control, and contingent upon Executive’s execution of the Release of Claims and compliance with Section 9, Executive shall be entitled to the benefits as set forth in Section 3 and the additional benefits set forth in this Section 4.  In the event that any benefit or payment to the Executive under this Agreement (“Payment”) is subject to the federal excise tax on the type of payment defined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”) (together with any interest or penalties thereon, the “Excise Tax”) as determined pursuant to Section 4.1, FEI shall pay to Executive a tax restoration payment (the “Gross-Up Payment”) equal to: (a) the Excise Tax on the Payment, plus (b) the Excise Tax on the Gross-Up Payment, plus (c) federal, state and local income taxes on the Gross-Up Payment, assuming that such taxes are imposed at their highest marginal rate.  All determinations with respect to any Gross-Up Payment shall be made in accordance with Sections 4.1 through 4.6 below.

4.1           Determination of Gross-Up Payment.  Upon prior written notice from the Executive, FEI shall within 15 days following the later of the date of the Change of Control or the date of Termination of Executive’s Employment cause the accounting firm that is FEI’s auditors or such other accounting firm that is mutually acceptable to FEI and Executive (the “Accounting Firm”) to (a) make a determination whether any Payment received by Executive is subject to the Excise Tax and (b) provide supporting calculations and an analysis to Executive and FEI with respect to such a determination.  In the event that the Accounting Firm determines that any Payment received by Executive is subject to the Excise Tax, FEI shall cause the Accounting Firm to determine the amount of the applicable Gross-Up Payment owed to Executive in accordance with Section 4, and FEI shall thereafter provide such Gross-Up Payment in accordance with Section 4.2.  In the event that the Accounting Firm determines that any Payment received by Executive is not subject to the Excise Tax, then FEI shall cause the Accounting Firm to provide FEI, which shall furnish Executive with a copy, with a written opinion that FEI has substantial authority for purposes of the Code and applicable regulations not to withhold such an Excise Tax or report such an Excise Tax on Executive’s W-2.  Any determination or opinion by the Accounting Firm shall be binding upon Executive and FEI with respect to whether FEI is required to provide any Gross-Up Payment to Executive under this Section 4.1.  FEI shall pay all of the fees and expenses of the Accounting Firm relating to any determination or opinion required under this Section 4.1.  Notwithstanding the Accounting Firm’s determination or opinion, if a claim or notice of possible claim ultimately is asserted by the Internal Revenue Service (the “Claim”) that, if made and successful, would subject any Payment to the Excise Tax, then Executive shall be entitled to indemnification and the other rights and obligations as set forth in Section 4 of this Agreement.

4.2           Initial Gross-Up Payment.  If the Accounting Firm determines that a Gross-Up Payment is owed to Executive under Section 4.1, FEI shall pay to Executive the amount of the Gross-Up Payment determined by the Accounting Firm within 10 days of FEI’s receipt of such determination, subject to the requirements of Section 5.1 and all of the rights and obligations as set forth in Section 4 of this Agreement.

4.3           Underpayment and Overpayment; Adjustment to Gross-Up Payment.  If the initial Gross-Up Payment provided under Section 4.2 is insufficient to cover the amount of the Excise Tax that ultimately is determined pursuant to a Claim to be owed by Executive with respect to any Payment (an “Underpayment”), FEI, after exhausting its remedies under Section 4.4, shall promptly pay to Executive an additional Gross-Up Payment in respect of the Underpayment.  If the initial Gross-Up Payment provided under Section 4.2 is in excess of the amount necessary to cover the Excise Tax that is ultimately determined pursuant to a Claim to be owed by Executive with respect to any Payment (an “Overpayment”), the Executive shall promptly repay to FEI an amount equal to the Overpayment within 10 business days of FEI’s request for such repayment.

4.4           Procedures Relating to Claim.  The following procedures shall apply to Executive and FEI with respect to their respective rights and obligations under Section 4 of this Agreement in the event of any Claim:

(A)          Notice of Claim by Executive.  Executive shall notify FEI of any Claim, irrespective of whether any Gross-Up Payment previously has been provided by FEI to Executive.  Such notice shall be given within 10 days after Executive knows of such Claim, and shall apprise FEI of the nature of the Claim and the date on which the Claim is requested to be paid, and shall include complete copies of all notices or communications received by the Executive from the Internal Revenue Service or its representatives with respect to the Claim.  Executive agrees not to pay the Claim until the expiration of the 30-day period following the date on which Executive notifies FEI, or such shorter period ending on the date the taxes with respect to such Claim are due (the “Notice Period”).  Executive’s failure to timely notify FEI of any claim as required by this Section 4.4(A) shall result in a waiver of Executive’s rights under this Section 4.

(B)           Notice by FEI; Cooperation.  If FEI notifies Executive before the expiration of the Notice Period that it desires to contest the Claim, Executive shall: (i) provide FEI with any information reasonably requested by FEI relating to the Claim; (ii) take such action in connection with the Claim as FEI may reasonably request, including, without limitation, accepting legal representation with respect to such Claim by attorneys selected by FEI; (iii) cooperate with FEI in good faith in contesting the Claim; and (iv) permit FEI to participate in any proceedings relating to the Claim.

(C)           No Notice by FEI; Payment on Claim.  If FEI does not notify Executive before expiration of the Notice Period of FEI’s desire to contest the Claim, and if FEI has not previously provided Executive with an initial Gross-Up Payment under Section 4.2, FEI shall pay to Executive a Gross-Up Payment or an additional Gross-Up Payment, as the case may be, in respect of any Payment that is subject of the Claim; provided, however, that Executive shall immediately pay the amount of the Excise Tax that is the subject of the Claim to the applicable taxing authority in accordance with applicable law, and Executive shall release, indemnify and hold FEI harmless from any costs, expenses, penalties, fines, interest or other liabilities with respect to Executive’s failure to pay such Excise Tax as required under this Section 4.4(C).

(D)          Notice by FEI; Payment and Contest of Claim; Payment of Advance.  If FEI notifies Executive pursuant to Section 4.4(B) of FEI’s desire to contest the Claim, then if thereafter requested by FEI, Executive shall either pay the Taxes claimed in respect of the Excise Tax and timely sue for a refund, or timely contest the Claim in any permissible manner and prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts as FEI shall determine in its sole discretion; provided, however, that if FEI directs Executive to pay such Claim and pursue a refund, FEI shall advance the amount of such payment to Executive on an after-tax and interest-free basis (the “Advance”), subject to the rights and obligations under Section 4.5.

(E)           Control of Proceedings.  Executive shall permit FEI to control all proceedings related to the Claim and, at FEI’s option, permit FEI to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such Claim.  FEI’s control of the contest and proceedings related to the Claim shall be limited to the issues related to the Excise Taxes and Gross-Up Payments, and Executive shall be entitled to settle or contest, as the case may be, any other unrelated issues raised by the Internal Revenue Service or other taxing authority.

4.5           Repayment of Advance on Refund.  If, after receipt by Executive of an Advance under Section 4.4(D) of this Agreement, Executive becomes entitled to a refund with respect to the Claim to which such Advance relates, Executive shall pay to FEI the amount of the refund (together with any interest paid or credited thereon after Taxes applicable thereto).  However, if after receipt by Executive of an Advance, a determination is made that Executive shall not be entitled to any refund with respect to the Claim and FEI does not promptly notify Executive of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by Executive and the amount thereof shall offset the amount of any additional Gross-Up Payment then owing to Executive.

4.6           Indemnification; Further Assurances.  FEI shall indemnify Executive and hold Executive harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (the “Losses”) incurred by Executive with respect to the exercise by FEI of any of its rights under this Section 4, including, without limitation, any Losses related to FEI’s decision to contest a Claim or any imputed income to Executive resulting from any Advance or action taken on Executive’s behalf by FEI pursuant to this Section 4.  FEI shall pay all reasonable legal fees and expenses incurred by FEI under this Section 4, and shall promptly reimburse Executive for the reasonable expenses incurred by Executive in connection with any actions taken by FEI or required to be taken pursuant to this Section 4.

5.             Tax Withholding; Subsequent Employment.

5.1           Withholding.  All payments provided for in this Agreement are subject to applicable tax withholding obligations imposed by federal, state and local laws and regulations.

5.2           Subsequent Employment.  The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by FEI by reason of any compensation earned by Executive as the result of employment by another employer after termination.

6.             Other Agreements.  In the event that severance benefits are payable to Executive under any other agreement with FEI in effect at the time of termination (including but not limited to any employment agreement, but excluding for this purpose any stock option agreement that may provide for accelerated vesting or related benefits upon the occurrence of a change of control), the benefits provided in this Agreement shall not be payable to Executive.  Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such other agreements.  Any such election shall be made with respect to the agreements as a whole, and Executive cannot select some benefits from one agreement and other benefits from this Agreement.

7.             Definitions.

7.1           Termination of Executive’s Employment.  Termination of Executive’s Employment means that FEI has terminated Executive’s employment with FEI (including any subsidiary of FEI).  For purposes of Section 4, termination of Executive’s Employment shall include termination by Executive, within 18 months of a Change of Control, by written notice to FEI referring to the applicable paragraph of Section 7.1, for “Good Reason” based on:

(A)          the assignment to Executive of a different title, job or responsibilities that results in a substantial decrease in the level of responsibility of Executive with respect to the surviving company after the Change of Control when compared to Executive’s level of responsibility for FEI’s operations prior to the Change of Control;

(B)           a reduction by FEI or the surviving company in Executive’s base pay as in effect immediately prior to the Change of Control, other than a salary reduction that is part of a general salary reduction affecting employees generally;

(C)           a significant reduction by FEI or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control; or

(D)          FEI or the surviving company requires Executive to be based more than 50 miles from where Executive’s office is located immediately prior to the Change of Control except for required travel on company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of FEI prior to the Change of Control.

7.2           Cause.   Termination of Executive’s Employment for “Cause” shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive’s reasonably assigned duties with FEI (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board of Directors, which specifically identifies the manner in which the Board of Directors believes that Executive has not substantially performed Executive’s duties or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to FEI.  No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of FEI.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of FEI.

7.3           Change of Control.  A Change of Control shall mean that one of the following events has taken place:

(A)          The shareholders of FEI approve one of the following (“Approved Transactions”):

(i)            Any merger or statutory plan of exchange involving FEI (“Merger”) in which FEI is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving FEI in which the holders of Common Stock immediately prior to the Merger have the same proportionate ownership of Common Stock of the surviving corporation after the Merger; or

(ii)           Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of FEI or the adoption of any plan or proposal for the liquidation or dissolution;

(B)           A tender or exchange offer, other than one made by FEI, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities representing at least 20 percent of the voting power of outstanding securities of FEI;

(C)           FEI receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person (other than Philips Business Electronics BV or any of its affiliates) of securities representing 20 percent or more of the voting power of outstanding securities of FEI, except that if such receipt shall occur during a tender offer or exchange offer described in (B) above, a Change of Control shall not take place until the conclusion of such offer; or

(D)          During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of any person becoming a new director during such period was approved by either (i) a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period or (ii) a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period and are not a party to this Agreement or a similar Executive Severance Agreement with the Company.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of FEI.

7.4           Disability.  Termination of Executive’s Employment based on “Disability” shall mean termination without further compensation under this Agreement, due to Executive’s absence from Executive’s full-time duties with FEI for 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness, unless within 30 days after notice of termination by FEI following such absence Executive shall have returned to the full–time performance of Executive’s duties.

 8.            Successors; Binding Agreement.

8.1           This Agreement shall be binding on and inure to the benefit of FEI and its Successors and assigns.

8.2           This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives, executors, administrators and heirs.

 9.            Resignation of Corporate Offices.  Executive will resign Executive’s office, if any, as a director, officer or trustee of FEI, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of FEI, effective as of the date of termination of employment.  Executive agrees to provide FEI such written resignation(s) upon request and that no severance will be paid until after such resignation(s) are provided.

10.           Governing Law, Attorneys Fees.  This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon.  FEI shall pay all reasonable attorney’s fees and expenses (including at trial and on appeal) of Executive in enforcing its rights under Section 4 of this Agreement in the event of a Termination of Executive’s Employment in connection with a Change of Control.

11.           Amendment.  No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and FEI.

12.           Severability.  If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

FEI COMPANY

By:
	Title	Executive

EXHIBIT A

RELEASE OF CLAIMS

1.             PARTIES.

The parties to Release of Claims (hereinafter “Release”) are                                                                  and FEI Company, an Oregon corporation, as hereinafter defined.

1.1           EXECUTIVE.

For the purposes of this Release, “Executive” means                                                              , and his attorneys, heirs, executors, administrators, assigns, and spouse.

1.2           THE COMPANY.

For purposes of this Release the “Company” means FEI Company, an Oregon corporation, its predecessors and successors, corporate affiliates, and all of each corporation’s officers, directors, employees, insurers, agents, or assigns, in their individual and representative capacities.

2.             BACKGROUND AND PURPOSE.

Executive was employed by Company.  Executive’s employment is ending effective                    pursuant to Section [3 or 4] of the Executive Severance Agreement dated                      between the Company and Executive (“Agreement”).  Pursuant to Section [3 or 4] of the Agreement, FEI is required to make certain payments and/or provide certain benefits to Employee as a result of termination of Executive’s employment.

The purpose of this Release is to settle, release and discharge all claims Executive may have against Company, whether asserted or not, known or unknown, including, but not limited to, all claims arising out of or related to Executive’s employment, any claim for reemployment, or any other claims, whether asserted or not, known or unknown, past or future, that relate to Executive’s employment, compensation, reemployment, or application for reemployment.

3.             RELEASE.

Executive waives, acquits and forever discharges Company from any obligations Company has and all claims Executive may have against Company including, without limitation, all claims arising from or related to Executive’s employment with the Company, the termination of that employment, and all obligations and/or claims arising from the  Agreement or any other document or oral agreement relating to employment compensation, benefits, severance or post-employment issues.  Executive hereby releases Company from any and all claims, demands, actions, or causes of action, whether known or unknown, that relates in any way to Executive’s employment, compensation, benefits, reemployment, or application for employment, and the termination of Executive’s employment.  This release includes any and all claims, direct or indirect, under any applicable local, state or federal authority, including but not limited to any claim arising under the Oregon statutes dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act, the Fair Labor Standards Act, Oregon wage and hour statutes, all as amended, any regulations under such authorities, the Employee Retirement Income Security Act, and any applicable contract, tort, or common law theories.

3.1           Reservations of Rights.

This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers’ compensation, unemployment compensation, applicable company stock incentive plan(s), indemnifications, or the 401(k) plan maintained by the Company.

3.2           No Admission of Liability.

It is understood and agreed that the acts done and evidenced hereby and the Release granted in this Agreement is not an admission of liability on the part of Executive or Company.

4.             CONSIDERATION TO EXECUTIVE.

After receipt of this Release by Company fully endorsed by Executive, and following the expiration of the seven- (7) day revocation period described in Section 11 of this Release, without Executive’s revocation, Company shall pay:

a)  the lump sum of                       DOLLARS ($                       ) to Executive (less proper withholding) for severance and the reasonable estimate of COBRA continuation coverage as provided in Sections 3.1 and 3.2 of the Agreement;

b)  the amount of annual cash incentive based on the terms of Section 3.3 of the Agreement (less proper withholding); [and]

[c) the cash equivalent (less proper withholding) of the premium to maintain Executive’s life insurance plan for three years as provided in Section 3.4 of the Agreement;] [and]

[the cash amount calculated under Section 4.1 through 4.6 of the Agreement.]*

5.             NO DISPARAGEMENT.

Executive agrees that henceforth Executive will not disparage or make false or adverse statements about Company.  FEI may take actions consistent with breach of this Release should it determine that Executive has disparaged or made false or adverse statements about Company.  FEI agrees to follow the applicable policy(ies) regarding release of employment reference information.

6.                                       CONFIDENTIALITY, PROPRIETARY, TRADE SECRET AND RELATED INFORMATION

Executive shall not make unauthorized use or disclosure of any of the Company’s confidential, proprietary or trade secret information, including, without limitation, its products, customers and suppliers.  Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of any employment agreement between the Executive and Company.  Should Executive, Executive’s attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of Company, Executive shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

7.             OPPORTUNITY FOR ADVICE OF COUNSEL.

Executive acknowledges that Executive has been, and hereby is, advised to seek advice of counsel with respect to this Release.

* Applicable only to termination under Section 4 of the Agreement

8.             ENTIRE RELEASE.

Executive and Company acknowledge that no other party has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

9.             SEVERABILITY.

Every provision of this Release is intended to be severable.  In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect the remaining terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

10.                                 ACKNOWLEDGMENTS.

Executive acknowledges that the Release provides severance pay and benefits which the Company would otherwise have no obligation to provide.

Executive acknowledges that, in the event of termination as part of a group layoff, the Company has provided the following information:  (a) the class or group of employees offered the opportunity to obtain severance benefits similar to those in the Release, (b) the eligibility factors required to obtain severance benefits similar to those in the Release, (c) the time limits required to obtain severance benefits similar to those in the Release, (d) the job titles and ages of employees eligible or selected for severance benefits similar to those in the Release, and (e) the ages of employees in the same classification either not eligible or not selected.

11.           REVOCATION.

As provided by the Older Workers Benefit Protection Act, Executive shall have up to forty-five (45) days to consider this Release.  For a period of seven (7) days from execution of this Release, Executive may revoke this Release by so indicating in a signed writing delivered to the Company during the seven- (7) day revocation period.  Upon receipt of Executive’s signed Release and the end of the revocation period without revocation by

Executive, payment by Company as described in paragraph 4 above will be promptly forwarded to Executive.

Dated:

[Name of Executive]

STATE OF OREGON  )

                                  ) ss.

County of                      )

Personally appeared the above named                                                                              and acknowledged the foregoing instrument to be his or her voluntary act and deed.

Before me:
Notary Public for
My commission expires:

FEI COMPANY

By:	Dated:

Its:
On Behalf of “Company”